Exhibit 99.2

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF REGULATION (EU) 596/2014 (THE MARKET ABUSE REGULATION). THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE OR ARE UNSURE OF THE IMPACT OF THE IMPLEMENTATION OF AN EXTRAORDINARY RESOLUTION TO BE PROPOSED AT THE MEETING, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

NOTICE OF MEETING

METSO CORPORATION

(incorporated with limited liability in the Republic of Finland)

(the “Issuer”)

in respect of the outstanding

Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437;

Common Code: 079550043)

(the “Notes”)

NOTICE IS HEREBY GIVEN that, pursuant to Condition 17 (Meetings of Noteholders; Modification and Waiver) of the Terms and Conditions of the Notes (the “Conditions”) and the provisions of Schedule 4 (Provisions for Meetings of the Holders of the Notes) to the amended and restated fiscal agency agreement dated 4 April 2012 (the “Agency Agreement”) between the Issuer, Citibank, N.A. (the “Fiscal Agent”) and the other agents party thereto, a Meeting of the Noteholders will be held at 11 a.m. (Central European time) on 30 October 2019 at the office of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom for the purpose of considering, and if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the Conditions. A Noteholder may:

(i)	approve the Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline, in favour of the Extraordinary Resolution; or

(ii)	reject the Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline, against the Extraordinary Resolution, or

(iii)	abstain from voting action.

Unless the context otherwise requires, capitalised terms used but not defined in this Notice of Meeting shall bear the meanings given to them in the Consent Solicitation Memorandum relating to the Notes dated 8 October 2019, as amended or supplemented (the “Memorandum”).

NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation constitutes a deemed exchange of securities, the Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in the Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

EXTRAORDINARY RESOLUTION

“THAT this Meeting (the “Meeting”) of the holders (the “Noteholders”) of the Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437; Common Code: 079550043) (the “Notes”) issued by Metso Corporation under its €1,500,000,000 Euro Medium Term Note Programme and having always the benefit of the Agency Agreement, by Extraordinary Resolution (as defined in the Terms and Conditions of the Notes (the “Conditions”)) HEREBY:

(1)

(a)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(i)	the substitution of Outotec Oyj (the “New Issuer”) in place of the Issuer as the issuer of the Notes on the Effective Date;

(ii)	the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer (in its capacity as issuer of the Notes) from the Effective Date; and

(iii)

an acknowledgement and agreement that, with effect from the Effective Date, the Issuer shall not have any obligations or liability whatsoever towards the Noteholders under or in relation to the Notes; and

(b)

authorises and approves all other modifications to the Conditions, the Deed of Covenant and the Agency Agreement as are necessary for or expedient to effect the substitution set out it paragraph 1(a) of this Extraordinary Resolution.

(2)

(a)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(i)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach, whether caused by the threat of, being in anticipation of, being in connection with, or being as a result of, the proposed Demerger (as defined in the Memorandum (as defined below)), of the following Conditions:

(A)	Condition 13(c)(ii) (Cross-default of Issuer or Material Subsidiary); and

(B)	Condition 13(f)(iv) (Insolvency etc.) (insofar as the Demerger contemplates the cessation of a substantial part of the Issuer’s business);

(ii)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whatsoever of any other obligation under or in respect of the Notes which may be breached or may be capable of being breached by the threat of, in anticipation of, in connection with, or as a result of, the proposed Demerger; and

(iii)	that the Conditions shall be deemed amended accordingly; and

(b)

authorises and approves all other such modifications to the Conditions as are necessary for or expedient to effect the waivers and authorisations set out in paragraph 2(a) of this Extraordinary Resolution and the consummation of the Demerger.

(3)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(a)	the irrevocable and unconditional waiver of the statutory rights to object to the Demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act; and

(b)

the irrevocable and unconditional waiver of any and all of the rights to make claims against the Issuer from the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

(4)

(a)

authorises, requests and empowers the New Issuer, the Issuer and the Fiscal Agent to execute all such deeds (including the Deed Poll as defined in the Memorandum), instruments and agreements and do such acts and things that may be necessary, appropriate or desirable in the opinion of the Issuer to carry out and give effect to this Extraordinary Resolution and the implementation of the waivers and modifications referred to in paragraphs (1), (2) and (3) above (including but not limited to authorising the Fiscal Agent to attach this Extraordinary Resolution to the Global Note); and

(b)

sanctions and assents to every abrogation, amendment or modification in respect of the rights of the Noteholders appertaining to the Notes against the Issuer or against any of its/their property or otherwise, whether or not such rights arise under the Notes, the Deed of Covenant or the Agency Agreement, involved in or resulting from or to be effected by the waivers and modifications referred to in paragraphs (1), (2) and (3) above and their implementation.

(5)

acknowledges that capitalised terms used but not defined in this Extraordinary Resolution shall bear the meanings given to them in the Notice of Meeting relating to the Notes dated 8 October 2019 and/or the Consent Solicitation Memorandum relating to the Notes dated 8 October 2019, as amended or supplemented (the “Memorandum”).”

Background

The Issuer is soliciting the consent of the Noteholders, by way of Extraordinary Resolution, to the Proposal sanctioning (a) the substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date (the “Substitution”), (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions of the Notes as may be caused by, or arise in respect of, the proposed Demerger and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, in exchange for an Instruction Fee, as more fully described in the Memorandum, a copy of which is available as indicated below.

The implementation of the Substitution is conditional on satisfaction of the Implementation Conditions, as more fully described in the Memorandum.

Instruction Fees

As described in the Memorandum, if the Extraordinary Resolution is duly passed, the Issuer shall pay the Early Instruction Fee to those Noteholders who have delivered Electronic Voting Instructions (as defined below) voting in favour of the Extraordinary Resolution prior to the Early Instruction Deadline.

If the Extraordinary Resolution is duly passed, the Issuer shall pay the Basic Instruction Fee to those Noteholders who have delivered Electronic Voting Instructions voting in favour of the Extraordinary Resolution on or after the Early Instruction Deadline but prior to the Late Instruction Deadline.

Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions or who deliver Electronic Voting Instructions voting against the Extraordinary Resolution and/or deliver Electronic Voting Instructions after the relevant Fee Instruction Deadline will not be eligible to receive the relevant Instruction Fee.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays in the relevant jurisdiction excepted) prior to the Meeting, inspect copies of the documents set out below at the specified offices of the Issuer and the Tabulation Agent set out below:

Documents available for inspection and collection:

•	the Agency Agreement;

•	the Memorandum;

•	this Notice of Meeting; and

•	the Deed Poll.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the relevant Fee Instruction Deadline.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, the Paying Agents, and the Tabulation Agent.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Late Instruction Deadline), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

None of the Solicitation Agents, the Paying Agents or the Tabulation Agent expresses any view as to the merits of the waivers and modifications referred to in paragraphs (1), (2) and (3) of the Extraordinary Resolution or the Extraordinary Resolution. None of the Solicitation Agents, the Paying Agents or the Tabulation Agent has been involved in negotiating the waivers and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution or the Extraordinary Resolution and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and this Notice of Meeting. Noteholders who are unsure of the impact of the waivers and modifications referred to in paragraphs (1), (2) and (3) of the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal and tax advice. For the avoidance of doubt, the role of the Solicitation Agents will not be deemed to extend to making the Consent Solicitation to or engaging with any U.S. Person (as defined in Regulation S of the U.S. Securities Act of 1933, as amended).

This Notice of Meeting is released by the Issuer and contains information in relation to the Notes that qualified or may have qualified as inside information for the purposes of the Regulation (EU) 596/2014 (the “Market Abuse Regulation”), encompassing information relating to the Proposal. For the purposes of the Market Abuse Regulation and Article 2 of Commission Implementing Regulation (EU) 2016/1055, this Notice of Meeting is made by Juha Rouhiainen for the Issuer.

Voting and Quorum

1.

The relevant provisions governing the convening and holding of meetings of Noteholders are set out under Condition 17 (Meetings of Noteholders; Modification and Waiver) and in Schedule 4 (Provisions for Meetings of the Holders of Notes) to the Agency Agreement, a copy of which is available for inspection as referred to above.

Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Notes through Euroclear, Clearstream, Luxembourg or a person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of the Notes (an “Accountholder”), should note that the Notes are held by a common depositary or common safekeeper on behalf of Euroclear and Clearstream Luxembourg. A Beneficial Owner will only be entitled to attend and vote at the Meeting in accordance with the procedures set out below and where a Beneficial Owner is not an Accountholder it will need to make the necessary arrangements either directly or with the other intermediary through which it holds its Notes for the Accountholder to complete these procedures on its behalf.

2.

A Noteholder who wishes to attend and vote at the Meeting and any adjourned Meeting in person must produce at the Meeting a valid Voting Certificate (as defined in the Agency Agreement) issued by a Paying Agent.

A Noteholder may obtain a Voting Certificate in respect of its Notes from a Paying Agent via the Tabulation Agent by arranging for its Notes to be blocked in an account with Euroclear or Clearstream, Luxembourg (unless the Note is the subject of a Block Voting Instruction (as defined in the Agency Agreement) which has been issued and is outstanding in respect of the Meeting or any adjourned Meeting) not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if applicable, any adjourned Meeting) and, within the relevant time limit specified by Euroclear or Clearstream, Luxembourg, (each a clearing system and together the “Clearing Systems”) as the case may be, upon terms that the Notes will not cease to be so blocked until the first to occur of the conclusion of the Meeting or any adjourned Meeting and the surrender of the Voting Certificate to the Paying Agent via the Tabulation Agent and notification by the Paying Agent to the relevant Clearing System of such surrender or the compliance in such other manner with the rules of the relevant Clearing System.

3.

A Noteholder not wishing to attend and vote at the Meeting in person may either deliver the Voting Certificate(s) to the person whom it wishes to attend on its behalf or give a voting instruction (in the form of an electronic voting instruction (an “Electronic Voting Instruction”) in accordance with the standard procedures of the relevant Clearing System to, and require a Paying Agent via the Tabulation Agent to, include the votes attributable to its Notes in a Block Voting Instruction issued by the Paying Agent for the Meeting or any adjourned Meeting, in which case the Paying Agent shall appoint a proxy to attend and vote at the Meeting in accordance with such Noteholder’s instructions.

4.

If a Noteholder wishes the votes attributable to its Notes to be included in a Block Voting Instruction for the Meeting or any adjourned Meeting, then (a) the Noteholder must arrange for its Notes to be blocked in an account with the relevant Clearing System for that purpose and (b) the Noteholder or a duly authorised person on its behalf must instruct a Paying Agent as to how those votes are to be cast in accordance with the procedures of the relevant Clearing System, not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if applicable, any adjourned Meeting) and within the time limit specified by the relevant Clearing System upon terms that the Notes will not cease to be so blocked until the earlier of (i) the conclusion of the Meeting or any adjourned Meeting and (ii) the surrender to a Paying Agent, not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if the Meeting has been adjourned, the time fixed for its resumption), of the receipt of the deposited or blocked Notes and notification thereof by such Paying Agent to the Issuer, and that such instruction is, during the period commencing 48 hours (as defined in the Agency Agreement) prior to the time for which the Meeting or any adjourned Meeting is convened and within the time limit specified by the relevant Clearing System and ending at the conclusion or adjournment thereof, neither revocable nor capable of amendment.

5.

Submission of an Electronic Voting Instruction represents a direction from the Beneficial Owner through his Accountholder for the common depositary or common safekeeper to direct a Paying Agent to name an employee or employees of the Tabulation Agent as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).

6.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of a Paying Agent. Such arrangements may be revoked by no later than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting.

7.

An Accountholder whose Notes have been blocked will be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.

8.

Notes in respect of which Electronic Voting Instructions have been delivered will be blocked in an account by the relevant Clearing System and may not be traded during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System and ending on the earliest to occur of (a) the date of a valid revocation of such Electronic Voting Instructions (in the limited circumstances as permitted in the Memorandum) (b) the date on which the Consent Solicitation is terminated or withdrawn, (c) the date of the Meeting in the event that the Extraordinary Resolution is rejected and (d) the Settlement Date; provided, however, in the case of

(b) above, that, if a Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until such Paying Agent has notified the Fiscal Agent and the Issuer of the necessary revocation of or amendment to such proxy.

9.

The quorum required at the Meeting shall be two or more persons present in person holding Notes or Voting Certificates or being proxies and holding or representing in the aggregate not less than three quarters in principal amount of the Notes for the time being outstanding.

Pursuant to the Agency Agreement, so long as at least three quarters in principal amount of such Notes for the time being outstanding is represented by a Global Note, the holder (or the proxy of the holder) of the Global Note shall be treated as two persons for the purposes of any quorum requirements of the Meeting and as having one vote in respect of each Note for which the Global Note may be exchanged.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall stand adjourned to such date, being not less than 14 days nor more than 42 days later, and to such place as the chairman may decide.

At least 10 days’ notice of an adjourned Meeting shall be given, in the same manner as for the original Meeting. Notice of the adjourned meeting shall state the quorum required at the adjourned meeting.

10.

At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or Voting Certificates or being proxies and holding or representing in the aggregate not less than one quarter in principal amount of the Notes for the time being outstanding shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the original Meeting had a quorum been present at the Original Meeting.

11.

Voting Certificates obtained and Electronic Voting Instructions given in respect of the Meeting shall remain valid for any such adjourned Meeting (unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted in the Memorandum).

12.

Noteholders should note these quorum requirements and should be aware that, if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum for the Extraordinary Resolution, the Extraordinary Resolution cannot be formally considered at the Meeting. Noteholders are therefore encouraged either to attend the Meeting in person or to arrange to be represented at the Meeting as soon as possible.

13.

To be passed at the Meeting, the Extraordinary Resolution requires a majority of not less than three quarters of the votes cast. If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

14.

Each question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) which he may have as a Noteholder or as a holder of a Voting Certificate or as a proxy.

15.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority, shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

16.

A demand for a poll shall be valid if it is made by the chairman, the Issuer or one or more persons representing or holding not less than 2 per cent. in principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the Meeting for any other business as the chairman directs.

17.

On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each euro in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

18.

If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Conditions, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

19.	This Notice of Meeting and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

Any questions regarding the terms of the Proposal or the Consent Solicitation may be directed to the Issuer, the Solicitation Agents or the Tabulation Agent at the addresses and telephone numbers specified below:

The Issuer is:

METSO CORPORATION

Töölönlahdenkatu 2

Helsinki

FI-00100

Finland

Telephone: +358 20 484 100

Email: minna.helppi@metso.com / mikko.vainikka@metso.com

Facsimile: +358 20 484 3141

Attention: Minna Helppi / Mikko Vainikka

The Solicitation Agents are:

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +44 20 7986 8969

Email: liabilitymanagement.europe@citi.com

Attention: Liability Management Group

NORDEA BANK ABP

Satamaradankatu 5

Helsinki

FI-00020 NORDEA

Finland

Telephone: +45 6161 2996

E-mail: nordealiabilitymanagement@nordea.com

Attention: Nordea Liability Management

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: + 44 20 7704 0880

Email: metso@lucid-is.com

Attention: David Shilson

The Fiscal Agent and the Paying Agent is:

CITIBANK, N.A.

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +353 1 622 0866

Email: ppapayments@citi.com

Facsimile: +353 1 622 2210

Attention: PPA Payments

This notice is given by:

METSO CORPORATION

8 October 2019